Exhibit 10.3
Amendment No. 1
to
Employment Agreement
This Amendment No. 1 (this “Amendment”) is entered into on March 21, 2023 (the “Effective Date”), between Enstar (US) Inc., a Delaware corporation (“Company”) and Paul Brockman (“Executive”) and amends the Employment Agreement between Company and Executive entered into January 8, 2018 (the “Current Employment Agreement”).
BACKGROUND
WHEREAS, Company and Executive have agreed that Executive will serve as Chief Operating Officer & Chief Claims Officer of Enstar Group and wish to amend the Current Employment Agreement to reflect this change; and
WHEREAS, Company and Executive agree to make such other changes as are necessary to reflect the change in circumstances and the parties’ intent.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
AMENDED TERMS
1.Position and Duties. The first sentence of Section 2(a) of the Current Employment Agreement is hereby amended and restated as follows:

During the Employment Period, Executive shall serve as Chief Operating Officer and Chief Claims Officer of Enstar Group, with such duties, authority and responsibilities as are commensurate with such position and assigned by the Company and Enstar Group Limited.

2.Base Salary. Section 2(b)(i) of the Current Employment Agreement shall be amended and restated in its entirety as follows:

During the Employment Period, Executive shall receive a base salary (“Base Salary”), initially with effect from April 1, 2023, at an annualized rate of eight hundred thousand dollars ($800,000), payable in accordance with the Company’s standard payroll practices and subject to statutory payroll deductions and withholdings. Executive acknowledges that he is an exempt employee and, accordingly, that he is not entitled to overtime pay regardless of the number of hours required to complete his duties hereunder. The Base Salary of Executive will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased in the sole discretion of the Company. The Company’s annual salary review is conducted on April 1 of each year. Executive will first be eligible for a merit increase on April 1st, 2024.

3.Performance Bonus Plan. Section 2(b)(ii)(A) and (B) shall amended and restated in its entirety as follows:

(A)    For the performance year period beginning on January 1, 2023, Executive was selected as one of the Enstar employees whose performance bonus is governed by the group executive team program, which specifies performance bonus opportunity subject to achievement of the Enstar financial and corporate performance metrics and individual operational objectives adopted by Enstar’s Compensation Committee in its sole discretion from time to time. As part of this program, Enstar’s Compensation Committee has established Executive’s “threshold,” “target,” and “maximum” 2023 performance bonus opportunity as 75%, 125%, and 150% of Base Salary, respectively, with actual performance bonus payments subject to a 10% adjustment amount (increase or decrease). The program’s nature and structure are subject to review and discretion of Enstar’s Compensation Committee on an annual basis and is therefore subject to change upon their approval from time to time.

(B)    For performance year periods beginning on January 1, 2024, Executive shall, following the completion of each fiscal year, be eligible for a performance bonus in accordance with Enstar’s bonus program, as administered by Enstar’s Compensation Committee at a level commensurate with his position and in accordance with the policies and practices of Enstar.

4.Equity Incentives. Section 2(b)(iii) shall be amended and restated in its entirety as follows:
(A)Commencing in 2023 and during the Employment Period, Executive shall be eligible to continue to participate in the Enstar long-term incentive program in effect from time to time at a level commensurate with his position and in accordance with the policies and practices of Enstar. The long-term incentive program is administered by the Enstar Compensation Committee and subject to its discretionary review and approval each year, and therefore Enstar can only provide guidance that it expects Executive’s eligibility for future awards to be based on one-hundred percent (100%) of Base Salary annually, with the awards expected to be comprised of a combination of Restricted Stock Units (“RSUs”) pursuant to the terms and conditions of Enstar’s Amended and Restated 2016 Equity Incentive Plan (or any successor plan) (the “Equity Incentive Plan”) and approved forms of RSU award agreements, and Performance Stock Units (“PSUs”) pursuant to the terms and conditions of the Equity Incentive Plan and approved forms of PSU award agreements, in the proportion established by the Enstar Compensation Committee (which proportion is currently thirty percent (30%) RSUs and seventy percent (70%) PSUs, but is subject to change from time to time).
(B)In connection with your appointment as Chief Operating Officer, Enstar’s Compensation Committee has approved a grant of RSUs with a grant date fair value of $1 million (rounded up or down to the nearest whole number of RSUs to avoid fractional units), a grant date of March 20, 2023, and a “cliff” vesting date of July 1, 2025. This RSU award is subject to the terms and conditions of the Equity Incentive Plan and the relevant award agreement.

(C)With respect to your 8,340 RSUs previously granted and scheduled to vest in their entirety on July 1, 2024, you have agreed to enter into an amendment to the relevant award agreement to extend the vesting date to July 1, 2025.

5.Termination without Cause by the Company. Section 5(b) of the Current Employment Agreement shall be amended and restated in its entirety as follows:

The Company may unilaterally terminate the employment of Executive at any time without Cause, as defined in Section 7, upon thirty (30) days advance written notice. If Executive’s employment is terminated by the Company without Cause, then upon Executive’s signing (and non-revocation) of a separation agreement containing a plenary release of claims in a form acceptable to the Company (a “Release”), Executive shall be entitled to receive, in addition to all earned compensation through his Termination Date: (i) salary continuation at his then-current Base Salary for the greater of (A) twelve (12) months after the Termination Date or (B) the number of pay periods required by the Company’s Severance Pay Plan and (ii) if, for the year in which Executive’s employment is terminated pursuant to this Section, the Company achieves the performance goals established in accordance with any incentive plan in which he participates, the Company shall pay Executive an amount equal to the bonus that he would have received had he been employed by the Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365 (the “Severance Payments”). Notwithstanding the foregoing, all Severance Payments not yet paid by March 15 of the calendar year following the Termination Date shall be paid in a lump sum on such March 15 or the first business day prior thereto. In addition, upon termination of Executive’s employment pursuant to this Section, any and all RSUs and PSUs awarded to Executive prior to the Termination Date shall be treated pursuant to the terms of the Equity Incentive Plan and the applicable award agreements thereunder.

6.Termination by Death. Section 7(b) of the Current Employment Agreement shall be amended and restated as follows:
By Death. The employment of Executive shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation to which Executive would have been entitled up through the date of death, and any and all RSUs and PSUs awarded to Executive prior to his death shall be treated pursuant to the terms of the Equity Incentive Plan and the applicable award agreements thereunder. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of the heirs or devisees of the Executive to the benefits of any life insurance plan or policy or other applicable benefits.
7.Termination by Disability. Section 7(c) of the Current Employment Agreement shall be amended and restated as follows:

By Disability. If Executive becomes eligible for the long term disability benefits of the Company or if, in the reasonable opinion of the Board of Directors of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12) month period, then, to the extent not prohibited by law, the Company may terminate Executive’s employment. The Company shall pay to Executive (i) all compensation to which Executive is entitled up through the Termination Date, (ii) salary continuation at Executive’s then-current base salary for six (6) months after the Termination Date minus any disability payments received by Executive from disability insurance policies paid for by the Company, and (iii) if, for the year in which Executive’s employment is terminated pursuant to this Section, the Company achieves the performance goals established in accordance with any incentive plan in which he participates, the Company shall pay Executive an amount equal to the bonus that he would have received had he been employed by the Company for the full year, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in such year and the denominator of which is 365 [(the “Disability Payments”). Notwithstanding the foregoing, all Disability Payments not yet paid by March 15 of the calendar year following the Termination Date shall be paid in a lump sum on such March 15 or the first business day prior thereto]. In addition, upon termination of Executive’s employment pursuant to this Section, any and all RSUs and PSUs awarded to Executive prior to the Termination Date shall be treated pursuant to the terms of the Equity Incentive Plan and the applicable award agreements thereunder. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan or other applicable benefit plans or policies in which Executive is a participant. For clarity, Executive shall not be entitled to Severance Benefits in the event of a termination pursuant to this Section.

8.Non-Solicitation. The reference to “six (6) months” in Section 10 of the Current Employment Agreement shall be replaced by “twelve (12) months”.

9.No Other Changes to Compensation. Except as expressly provided herein, there shall be no other changes to Executive’s compensation and benefits under the Current Employment Agreement, which shall remain in full force and effect.

10.Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile or PDF signatures shall be deemed as effective as originals.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the Effective Date.

ENSTAR (US) Inc.

By: Audrey B. Taranto
Name: Audrey B. Taranto
Title: Authorized Signatory

/s/ Paul Brockman
Paul Brockman

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